Exhibit 10.19c

SECOND AMENDMENT TO

LEASE AGREEMENT FOR A GAMMA KNIFE UNIT

(PERFEXION UPGRADE)

This SECOND AMENDMENT TO LEASE AGREEMENT FOR A GAMMA KNIFE UNIT (this “Second Amendment”) is dated effective as of May 15, 2009 (the “Effective Date”)  and is entered into by and between Yale-New Haven Hospital, Inc. a/k/a Yale-New Haven Hospital, a Connecticut corporation (“YNHH”) and GK Financing, LLC, a California limited liability company (“GKF”).

Recitals:

A.           On April 10, 1997 GKF and Yale-New Haven Ambulatory Services Corporation, a Connecticut corporation (“ASC”), entered into a Lease Agreement For A Gamma Knife Unit, which was amended pursuant to (i) a certain Addendum dated as of October 25, 2005 (the “Addendum”); and (ii) a certain Assignment, Assumption And Amendment of Lease Agreement For A Gamma Knife Unit dated effective as of June 30, 2006 (the “First Amendment”).  The original Lease Agreement, as amended by the Addendum and the First Amendment, is referred to herein as the “Lease.”

B.            Pursuant to the First Amendment, ASC transferred and assigned its interest in the Lease to its affiliate, YNHH, and YNHH assumed all of ASC’s rights and obligations thereunder.

C.           YNHH and GKF desire to further amend the Lease to provide for the replacement and upgrade of the existing Leksell Gamma Knife, Model 4C (the “Model 4C”) that is currently being leased by GKF to YNHH pursuant to the Lease, with a Leksell Gamma Knife Perfexion unit (such Perfexion unit leased hereunder is referred to as the “Perfexion”), which will be installed at the new Yale-New Haven Cancer Center to be known as The Smilow Cancer Hospital, located at Park Street and South Frontage Road (the “New Site”) contemporaneously with the de-installation of the Model 4C.

Agreement:

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Defined Terms.  Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings set forth in the Lease.

2. Upgrade of the Model 4C to the Perfexion.

a. Subject to the terms and conditions set forth herein, GKF shall acquire and hold title to, and install the Perfexion with new cobalt-60 source, at the New Site (the “Perfexion Upgrade”).  GKF shall use its commercially reasonable efforts to perform the Perfexion Upgrade either during the fourth quarter of 2009 or the first quarter of 2010, subject to availability of the Perfexion from the equipment manufacturer, issuance of all regulatory approvals, permits and/or waivers, and completion of construction of the New Site.  The parties acknowledge that YNHH may not be able to perform procedures for several weeks during the Perfexion Upgrade and the deinstallation of the Model 4C.

b. Subject to Section 2.c below, YNHH shall be solely responsible for the construction and preparation of the New Site, which construction and preparation shall be performed by YNHH in the same manner as was performed with respect to the original Site.  Prior to the Perfexion Upgrade, YNHH shall enter into a mutually acceptable LGK Agreement with Elekta for the Perfexion.

c. GKF shall be responsible for installation costs related to the Perfexion Upgrade, consisting primarily of rigging costs.

d. GKF shall be solely responsible for maintenance and service, personal property taxes, and the cost of insurance coverage for the Perfexion to the same extent and at the same levels as required under the Lease, provided that YNHH shall have no obligation to pay for such costs.

e. In connection with the Perfexion Upgrade, YNHH, at YNHH’s sole cost and expense, shall provide GKF with YNHH personnel (including YNHH physicists) and services upon reasonable request and as reasonably required by GKF, among other things, to oversee, supervise and assist with construction and compliance with local, state and federal regulatory requirements and with nuclear regulatory compliance issues and the calibration of the Perfexion.

f. Notwithstanding the foregoing, the Perfexion Upgrade shall be performed by GKF only after all necessary and appropriate licenses, permits, approvals, waivers, consents and authorizations, including, without limitation, the CON or its waiver, and the proper handling of the cobalt-60 (collectively, the “Permits”), have been obtained by YNHH at YNHH’s sole cost and expense.  The timing and procedure for the Perfexion Upgrade shall be as mutually agreed upon between the parties.

3. De-Installation of the Model 4C.  Promptly following the Perfexion Upgrade, GKF shall de-install, remove and retain all ownership rights and title to the existing Model 4C.  Notwithstanding anything to the contrary set forth in the Lease or herein, neither YNHH nor any of its affiliates shall have any ownership interest in the Model 4C, and YNHH on behalf of itself and its affiliates hereby waives any ownership interest (or option to purchase any ownership interest) in the Model 4C.  With respect to the Deposit * previously deposited with GKF pursuant to Section 6.c of the Addendum, YNHH hereby grants, assigns and transfers unto GKF all of YNHH’s right, title and interest in and to the Deposit for the purpose of reducing the Per Procedure Payments to be paid to GKF by YNHH following the Perfexion Upgrade pursuant to this Second Amendment.

4. Extension of Lease Term.  In consideration of the Perfexion Upgrade, the Term is hereby extended to the date that is seven (7) years following the First Perfexion Procedure Date (as hereinafter defined); provided that the Term may be further extended as set forth in Section 7(a) below.

5. Compensation.

a. The parties acknowledge that the compensation payable to GKF for the Perfexion as set forth in this Second Amendment has been negotiated by the parties at arm’s length based upon reasonable and jointly derived assumptions regarding the capacity for clinical services available from the Perfexion, YNHH’s capabilities in providing high quality radiation oncology services, market dynamics, GKF’s risk in providing the Equipment, and the provision to GKF of a reasonable rate of return on its investment in support of the Equipment.  Based thereon, the Parties believe that the Per Procedure Payments and Additional Payments, if any, represent fair market value for the use of the Perfexion, the de-installation and removal of the Model 4C, the Perfexion Upgrade, marketing support, maintenance and service, personal property taxes, cost of insurance coverage for the Perfexion, and the other additional services and costs to be provided or paid for by GKF pursuant to this Second Amendment, and the transfer of the Deposit to GKF.  YNHH undertakes no obligation to perform any minimum number of procedures on the Equipment, and the use of the Equipment for the performance of procedures is wholly based upon the independent judgment of physicians who order such procedures to meet the medical needs of their patients.

b. Commencing from the first procedure performed using the Perfexion at the New Site (the “First Perfexion Procedure Date”) and continuing through the duration of the Term (as extended hereby), YNHH shall pay to GKF on a monthly basis, the applicable “Per Procedure Payments” (as set forth on Exhibit “A” attached hereto) multiplied by each and every procedure performed during the subject month using the Perfexion, irrespective of (i) whether the procedure is performed by YNHH, ASC, or their respective representatives or “Affiliates” (as defined in the First Amendment), or any other person or entity; or (ii) the actual amounts billed or collected, if any, pertaining to such procedures.  As used herein, a “procedure” shall mean any treatment of a patient, whether performed on an inpatient or outpatient basis, that involves stereotactic, external, single fraction, conformal radiation, commonly called radiosurgery, that may include one or more isocenters during the patient treatment session, delivered to any site(s) superior to the foramen magnum.

c. The Per Procedure Payments shall be payable within thirty (30) days after the conclusion of each calendar month in which the applicable procedures were performed.  Throughout the Term and thereafter until final settlement of all amounts owed to either party under the Lease, each party shall have the right at reasonable times and upon reasonable advance notice to inspect, audit and copy the other party’s books and records which relate to scheduling and billing of, and reimbursement for, Gamma Knife procedures, the Per Procedure Payments and Additional Payments, and the service, insurance and property tax expenses associated with the Perfexion.

d. In addition to the Per Procedure Payments, YNHH shall continue to remain obligated to pay GKF any Additional Payments that may become due from and after the Perfexion Upgrade, which Additional Payments shall be calculated and paid as set forth in the First Amendment, except that:

(i) The incremental Additional Payment of * (as set forth in the First Amendment) for each procedure performed using the Additional Unit(s) shall be replaced with the applicable Per Procedure Payment then being paid by YNHH under this Second Amendment.  For example, if the Per Procedure Payment then being paid by YNHH is *, then, the incremental Additional Payment shall be equal to * multiplied by each procedure performed using the Additional Unit(s) during the corresponding Contract Year (or Shortfall Contract Year, if applicable), up to an aggregate of * procedures (prorated if the subject Contract Year is less than 365 days) combined between procedures performed using the Perfexion and procedures performed using the Additional Unit(s), irrespective of (1) whether such procedures are performed by YNHH, its representatives or Affiliates (as defined in the First Amendment), or any other person or entity; or (2) the actual amounts billed or collected, if any, pertaining to any such procedures; and

(ii) “Contract Year” shall mean each successive twelve (12) month period commencing from the First Perfexion Procedure Date.

e. Notwithstanding the foregoing, the compensation payable to GKF pertaining to procedures performed prior to the First Perfexion Procedure Date shall continue to be calculated and paid by YNHH in accordance with the First Amendment.

6. Marketing Support. The parties obligations with respect to marketing the Perfexion shall continue in the same manner and with the same amounts as set forth in Section 2.d of the First Amendment.

7. Cobalt Reload.  Notwithstanding anything to the contrary contained in the Lease, YNHH shall be solely responsible for all costs related to any future reloading (but not the initial loading)  of the Cobalt-60 source for the Perfexion.  However, if GKF and YNHH mutually agree that GKF will be solely responsible for the costs of such Cobalt-60 reloading, then, (a) the Term (as extended by this Second Amendment) shall be further extended for an additional three (3) years, plus the period of time during which the Perfexion is not in use due to the Cobalt-60 reloading; and (b) the Per Procedure Payment during years eight (8), nine (9) and ten (10) of the Term (as extended by this Second

Amendment) shall be at a rate to be mutually negotiated between the parties, provided that if the parties cannot reach agreement as to such rates, then, (i) YNHH (and not GKF) shall be solely responsible for all costs related to any such future reloading, and (ii) the Term (as extended by this Second Amendment) shall not be further extended.

8. Purchase Option Upon Expiration.

a. Upon the expiration of the Term (as extended hereby), YNHH shall have the option to purchase GKF’s ownership interest in the Perfexion (the “Purchase Option”) for a purchase price of * (the “Option Purchase Price”).  The Option Purchase Price shall be paid in full in cash to GKF upon the expiration of the Term of the Lease (as extended), upon which GKF shall transfer, convey and assign to YNHH, free and clear of all encumbrances, all of GKF’s right, title and interest in and to the Perfexion, on an “as is, where is” basis with all faults, and without representation or warranty (other than as to clear title).  If the Purchase Option is exercised, upon the expiration or termination of the Lease (as extended), it is understood that GKF shall have no obligation with respect to the removal, relocation, reinstallation and/or repair of the Perfexion, except as to any obligations to insure and/or repair the Equipment that arose under the Lease prior to such expiration or termination.

b. On or before the date that is twelve (12) months prior to the expiration of the Term of the Lease (as extended), GKF will provide YNHH with written notice of such expiration (the “Twelve Month Notice”).  The Purchase Option may be exercised by YNHH by giving GKF written notice of such exercise (the “Exercise Notice”), which Exercise Notice shall be received by GKF not more than sixty (60) days following YNHH’s receipt of the Twelve Month Notice.  The Twelve Month Notice and the Exercise Notice may be delivered by hand or sent by certified mail, return receipt requested to YNHH or GKF, as the case may be, at their respective addresses set forth below:

If to GKF: GK Financing, LLC Four Embarcadero Center, Suite 3700 San Francisco, CA 94111 Attn: Mr. Craig K. Tagawa, Chief Executive Officer.	If to YNHH: Yale-New Haven Hospital, Inc. 20 York Street MSC 2006 New Haven CT 06504 _______________________ Attn: John Skelly

5. Other provisions.

a. Upon request by GKF and at GKF’s reasonable expense, YNHH shall execute and deliver a commercially reasonable form of consent to sublease, to be attached as Exhibit “B” hereto, if such a document is reasonably requested by the third party financing company which holds a security interest in the Perfexion.

b. In each of Section 20(e) (Events of Default by Yale and Remedies) and Section 21(e) (Events of Default by GKF and Remedies) of the Lease, the words, “under any present or future statute, law or regulation,” shall be deleted and replaced with the words, “under any then-current statute, law or regulation.”

c. GKF, at its cost and expense, shall cover the tuition costs for up to ten (10) Perfexion training slots for physicians and physicists who will be using the Perfexion.  Travel and entertainment associated with training shall not be the responsibility of GKF.

d. YNHH and GKF each, on its own behalf, represents and warrants to the other that neither it nor any of its respective owners has ever been (a) convicted of a criminal offense related to health care and/or related to the provision of services paid for by Medicare, Medicaid or another federal health care program; (b) excluded or debarred from participation in any federal health care program, including Medicare and Medicaid; or (c) otherwise sanctioned by the federal government in connection with health care and/or the provision of services paid for by Medicare, Medicaid or another federal health care program, including being listed on the General Services Administration’s Excluded Party Listing System.  YNHH and GKF shall each notify the other party immediately in the event that the representation contained in the preceding sentence is or becomes untrue at any time during the Term (as extended).  The parties shall use best efforts to preserve to the greatest extent possible their economic arrangement represented by the Lease and this Second Amendment (as the same may be further amended, the “Amended Lease”) such that patient access to Gamma Knife treatments will be maintained in the event either party is excluded from Medicare, Medicaid and/or any other Federal health care programs (an “Exclusion”).  In furtherance of the foregoing and notwithstanding anything in the Amended Lease to the contrary, in order to achieve the foregoing objective with minimal disruption, prior to the effective date of any Exclusion and during the pendency of any investigation, audit or proceeding with respect to either YNHH or GKF which could result in an Exclusion of either party, both parties shall diligently work together in good faith to implement the following, as applicable, which will become effective upon the effective date of the Exclusion:

(i) If GKF is the subject of the Exclusion, then, GKF’s interests under the Amended Lease may be assigned to a non-excluded assignee with an equal or greater credit or financial condition as that of GKF, which assignee shall be approved by YNHH (whose approval shall not be unreasonably withheld or delayed).  Without limiting GKF’s selection of an assignee, it is acknowledged that either American Shared Hospital Services or Elekta Instruments, Inc. shall be an acceptable assignee provided that the applicable assignee is not then subject to an Exclusion.  Upon the expiration or termination of the Exclusion, the Amended Lease may be assigned back to GKF, and GKF shall provide YNHH with a copy of GKF’s notice of reinstatement, as applicable.

(ii) If YNHH is the subject of the Exclusion, then, the parties shall negotiate in good faith an increase to the Per Procedure Payments to offset the lost revenues to GKF resulting from the Exclusion.

10. Governing Law.  This Second Amendment shall be governed by and construed under the laws of the State of Connecticut, without reference to its principles of conflicts of law.

11. Counterparts.  This Second Amendment may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts shall together constitute the same instrument.

12. Captions.  The captions and paragraph headings used herein are for convenience only and shall not be used in construing or interpreting this Second Amendment.

13. Full Force and Effect.  Except as amended by this Second Amendment, all of the terms and provisions of the Lease shall remain unchanged and in full force and effect and, together with this Second Amendment, represent the entire agreement of the parties with respect to the Equipment and its use by YNHH.  Unless the context requires otherwise, with respect to the Perfexion, all references in the Lease to (i) the “Equipment” shall be deemed to mean the Perfexion; (ii) “Installation” shall be deemed to refer to the Perfexion Upgrade; (iii) the “LGK Agreement” shall be deemed to refer to the new LGK Agreement to be executed by YNHH relating to the Perfexion; (iv) the “Site” shall be deemed to refer to the New Site; (v) the “Term” shall be deemed to refer to the Term, as extended pursuant to this Second

Amendment.  To the extent any of the terms of the Lease conflict with the terms of this Second Amendment, the terms and provisions of this Second Amendment shall prevail and control.  Where not different or in conflict with the terms and provisions of this Second Amendment, all applicable terms and provisions set forth in the Lease are incorporated within this Second Amendment as is if set forth herein and shall apply with equal force and effect to the Perfexion.  Nothing set forth in this Second Amendment shall relieve either party from any or all of its obligations under the Lease with respect to the Model 4C, including, without limitation, the obligation to pay Lease Payments, Additional Payments, and the service, insurance and property tax expenses associated with the Model 4C.

IN WITNESS WHEREOF, the undersigned have executed this Second Amendment as of the day first written above.

YALE-NEW HAVEN HOSPITAL, INC. By: /s/ John Skelly Its: VP, Finance Dated: 5/15/09	GK FINANCING, LLC By: Ernest A. Bates, M.D. Its: CEO, ASHS Dated: 5/28/09

Exhibit “A”

PER PROCEDURE PAYMENTS

Cumulative Procedures Performed Using the Perfexion	Per Procedure Payment
*	*
*	*
*	*

Notwithstanding anything to the contrary set forth herein, (a) for purposes of determining the applicable Per Procedure Payment, the number of procedures performed using the Perfexion shall be counted and cumulated from and after the First Perfexion Procedure Date through the expiration of the Term (as extended hereby); (b) procedures previously performed using prior models of the Equipment (including the Model 4C) shall not be counted towards the cumulative total; and (c) there shall be no retroactive adjustment of the Per Procedure Payment irrespective of whether the number of procedures performed reaches a lower Per Procedure Payment level.  For example, if the cumulative number of procedures totals *, then, the Per Procedure Payment for the first * procedures would remain at * per procedure while the Per Procedure Payment for the next * procedures (i.e., for procedures * through *) would be * per procedure.  There are no minimum volume requirements.

Exhibit “B”

CONSENT TO SUBLEASE